Exhibit 10(a)

Amendment to the Long-Term Incentive Compensation Plan

          RESOLVED that, effective as of July 1, 2003, the third sentence of Section 4 of the Long-Term Incentive Compensation Plan is amended to read as follows:

“Any Shares subject to the terms and conditions of an Award under this Plan which are forfeited or not issued because the terms and conditions of the Award are not met or for which payment is not made in Stock may again be used for an Award under the Plan.”